                                                        Exhibit (a)(2)
KPMG Peat Marwick
 Certified Public Accountants





                WORLD COMMUNICATIONS,
                INC. AND SUBSIDIARIES

                Consolidated Financial Statements and Schedules

                           December 31, 1993 and 1992

                  (With Independent Auditors' Report Thereon)

KPMG Peat Marwick
 Certified Public Accountants

         1010 Market Street
         St. Louis, MO 63101-2085





                          Independent Auditors' Report

The Board of Directors
World Communications, Inc.:

We have audited the accompanying consolidated balance sheets of World Communications, Inc. and subsidiaries (the Company) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of World
Communications, Inc. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information included in Schedules 1 through 4 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial
position and results of operations of the individual companies.   The
consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly presented in all material respects in relation to the consolidated financial statements taken as a whole.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993.




April 22, 1994                              KPMG Peat Marwick



                                                                               7

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 1993 and 1992


                             Assets                                1993         1992
Current assets:
  Cash                                                         $   186,894      210,164
  Accounts receivable, net                                         361,307      387,050
  Prepaid and other current assets                                  45,503       60,176
           Total current assets                                    593,704      657,390
Property and equipment:
   Telephone equipment                                           3,765,811    3,015,970
   Other equipment, furniture and fixtures                         244,638      164,151
                                                                 4,010,449    3,180,121
   Less accumulated depreciation and amortization                1,582,065    1,261,251
           Net property and equipment                            2,428,384    1,918,870
Telephone equipment held for installation                          159,976      173,597
Contracts in place, net of accumulated amortization                 82,333      109,565
Other assets                                                       111,858       75,464
                                                               $ 3,376,255    2,934,886
            Liabilities and Stockholders' Deficit

Current liabilities:
    Current maturities of long-term debt and obligations
       under capital leases:
       Banks                                                        98,166      114,827
       Stockholders and related party                                    -       14,072
       Obligations under capital leases                            285,944      297,304
           Total current maturities of long-term
              debt and obligations under capital
              leases                                               384,110      426,203
  Accounts payable                                                 250,200      387,766
  Accrued expenses                                                 333,490      356,187
           Total current liabilities                               967,800    1,170,156
Long-term debt and obligations under capital leases,
   less current maturities:
     Banks                                                         925,237    1,306,091
     Stockholders and related party                                824,000      368,837
     Obligations under capital leases                              580,491      508,314
           Total long-term debt and obligations
              under capital leases                               2,329,728    2,183,242
Deferred revenue                                                    90,994       11,481
           Total liabilities                                     3,388,522    3,364,879
Stockholders' deficit:
   Common stock, $.01 par value.  Authorized 500,000
     shares: issued and outstanding 269,938 and 268,938
     shares in 1993 and 1992, respectively                           2,699        2,689
  Additional paid-in capital                                       476,951      466,961
  Accumulated deficit                                             (491,917)    (899,643)
           Total stockholders' deficit                             (12,267)    (429,993)
                                                               $ 3,376,255    2,934,886

See accompanying notes to consolidated financial statements.

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations

                        Years ended December 31, 1993 and 1992

                                                                   1993        1992
Revenues:
    Long distance operator services                            $ 3,425,928   2,526,977
    Commissions                                                  1,051,934     922,435
    Phone vending service                                        2,324,646   2,002,999
    Other                                                           86,618      51,941
                                                                 6,889,126   5,504,352
  Less allowance for uncollected charges                            33,776     305,167
               Net revenues                                      6,855,350   5,199,185
Cost of revenues:
   Location commissions                                            791,052     986,535
  License, processing and validation fees                            1,083     390,863
   Telephone line charges                                        2,949,216   1,608,554
   Depreciation and amortization - telephone equipment
     and contracts                                                 567,308     565,309
   Finder commissions                                              114,242      95,647
   Repairs and maintenance - telephone equipment                   135,397      96,718
   Salaries and wages - vending and repair                         387,476     307,902
   Automobile expense                                              103,366      80,875
   Other                                                           100,613      43,770
                                                                 5,149,753   4,176,173
                Gross profit                                     1,705,597   1,023,012
Selling, general and administrative expenses:
   Salaries and wages                                              385,955     287,807
   Insurance                                                       136,899     117,449
   Professional associations                                        67,767      59,996
   Professional fees                                               100,238      27,677
   Outside services                                                    140       2,984
   Rent expense                                                     60,004      46,605
   Repairs and maintenance                                             880       3,512
   Telephone                                                        77,107      62,469
   Utilities                                                         9,085       5,451
   General office                                                   98,366      48,926
   Travel and entertainment                                         31,418      18,061
   Other taxes                                                      28,994      56,729
   Depreciation and amortization - other                            58,203      45,731
   Other                                                            88,518      49,913
                                                                 1,143,574     833,310
                Income from operations                             562,023     189,702
Other income (expense):
   Interest expense                                               (328,781)   (258,095)
   Gain on disposition of subsidiary                               144,032           -
   Gain on sale of property and equipment                           10,791      13,393
   Other, net                                                       19,661       2,581
                                                                  (154,297)   (242,121)
                Net income (loss)                                  407,726     (52,419)

Accumulated deficit at beginning of year                          (899,643)   (847,224)
Accumulated deficit at end of year                            $   (491,917)   (899,643)

See accompanying notes to consolidated financial statements.

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                Consolidated Statements of Stockholders' Deficit

                     Years ended December 31, 1993 and 1992





                                                        Addi-                   Total
                                                        tional     Accumu-      stock-
                                              Common    paid-in      lated     holders'
                                              stock     capital    deficit     deficit
Balance at December 31, 1991                 $ 2,689    466,961   (847,224)   (377,574)

Net loss                                           -          -    (52,419)    (52,419)

Balance at December 31, 1992                   2,689    466,961   (899,643)   (429,993)

Issuance of 1,000 shares of $.01 par
    value common stock                            10      9,990        -         10,000

Net income                                       -          -       407,726     407,726

Balance at December 31, 1993                 $ 2,699    476,951   (491,917)    (12,267)

See accompanying notes to consolidated financial statements.

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                        Consolidated Statements of Cash Flows
                        Years ended December 31, 1993 and 1992

                                                                   1993        1992
Cash flows from operating activities:
  Net income (loss)                                              $ 407,726     (52,419)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization                                625,511      611,040
      Gain on disposition of subsidiary                           (144,032)           -
      Gain on sale of property and equipment                       (10,791)     (13,393)
      Increase (decrease) in cash from changes in assets
        and liabilities, net of assets acquired under
        asset purchase agreement:
          Accounts receivable                                       25,743     (104,338)
          Prepaid and other current assets                          14,673       16,207
          Accounts payable                                        (137,566)     135,508
          Accrued expenses                                         (22,697)     186,448
          Deferred revenue                                          79,513       (9,448)
          Other assets                                             (62,094)     (26,603)
            Net cash provided by operating
               activities                                          775,986      743,002
Cash flows from investing activities:
  Assets acquired under asset purchase agreement                  (271,800)           -
  Capital expenditures, net of telephone equipment
    purchased under capital lease obligations and
    acquired under asset purchase agreement                       (492,372)    (336,450)
  Proceeds from the sale of subsidiary and other
    telephones and related equipment                               249,200       63,379
            Net cash used in investing activities                 (514,972)    (273,071)
Cash flows from financing activities:
  Proceeds from sale of common stock                                10,000            -
  Proceeds from additional bank borrowings                         590,000    1,557,864
  Proceeds from additional stockholders and related
    party borrowings                                               891,685      140,000
  Principal payments on bank debt                                 (987,515)  (1,415,580)
  Principal payments on stockholders and related party debt       (450,594)    (249,753)
  Principal payments on capital lease obligations                 (337,860)    (292,998)
            Net cash used in financing activities                 (284,284)    (260,467)
            Net increase (decrease) in cash                        (23,270)     209,464
Cash, beginning of year                                            210,164          700
Cash, end of year                                                $ 186,894      210,164
Supplemental disclosures of cash flow information -
    cash paid during the year for interest                       $ 345,565      258,095

Supplemental disclosures of noncash investing and financing activities:
    Capital lease obligations of $398,677 and $506,216 were incurred when the Company entered into leases for telephone equipment, related costs, and vehicles in 1993 and 1992, respectively. Accordingly, capital expenditures exclude assets recorded under the capital lease obligations.

    In 1993, approximately $411,000 in stockholder and related party debt was converted into subordinated convertible debentures. The effects of this transaction have been excluded from the above schedule.

See accompanying notes to consolidated financial statements.

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                           December 31, 1993 and 1992



(1) Summary of Significant Accounting Policies

    (a) Principles of Consolidation and Nature of Business

        The consolidated financial statements include the accounts of World
           Communications, Inc. and its wholly owned subsidiaries, Northern Florida Telephone Corporation (North Florida), Phone Masters, Inc. (Phone Masters), and West Texas Communications, Inc. (West Texas) (collectively, the Company) through the date of its disposition June 1, 1993. West Texas was incorporated in June 1988, and North Florida and Phone Masters were acquired in April 1990 and February 1993, respectively. All significant intercompany balances and transactions have been eliminated in consolidation.

        The principal business activity of the Company is the installation and service of pay telephones. The Company began operations in March 1987. At December 31, 1993, the Company had approximately 1,764 telephones operating in 9 states.

    (b) Revenue recognition

        The Company's principal sources of revenue are monies received from long distance operator services, commissions, phone vending (coin calls), and dial-around revenue. Long distance operator services revenue is reported at the gross amount with expenses reflected in cost of revenue, while commissions which represent similar earnings are recorded at their net amount received as gross revenue and expense details are not provided to the Company. Dial-around revenue is included in commissions and consists of payments of $6.00 per phone per month received from long-distance carriers as payment for connection and call transfer services.

    (c) Property and Equipment

        Property and equipment are carried at cost. Equipment held under capital leases is initially recorded at the lower of fair market value of the equipment or the present value of minimum lease payments at the inception of the lease.

        Depreciation of property and equipment is provided using the straight-line method over their estimated useful lives. Equipment held under capital leases is amortized using the straight-line method over the estimated useful life of the respective asset as the leases contain bargain purchase options. The estimated useful lives range from four to ten years.

    (d) Telephone Equipment held for Installation

        Telephone equipment held for installation is carried at lower of cost or market and consists principally of telephones and related parts and supplies. Once installed, the equipment is recorded in property and equipment and depreciated.

    (e) Contracts in Place

        Contracts in place represent the value assigned to purchased customer contracts. Contracts are valued at the lower of cost or approximate gross profit remaining on the contract at the acquisition date.

                                                                     (Continued)

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



           Contracts in place are being amortized over the respective remaining contract lives.

    (f) Other Assets

        Other assets consist of deposits, covenants not-to-compete, and contract costs. The covenants not-to-compete are being amortized over the life of the respective agreements.

    (g) Income Taxes

        Effective January 1, 1993, the Company adopted Statement of Financial
           Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
           109). Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The cumulative effect of the change in method of accounting for income taxes as of January 1, 1993 was not material to the overall presentation of the Company's consolidated financial statements.

    (h) Reclassifications

        Certain 1992 balances have been reclassified to conform to the 1993 presentation.

(2) Acquisitions and Dispositions

    On February 16, 1993, the Company completed an asset purchase of certain phones, contracts in place, and related equipment from an unrelated entity for approximately $272,000 in cash. This purchase was funded by additional stockholder loans. The acquisition was accounted for as a purchase. Results of operations of the acquired company are included in the statement of operations from the date of acquisition.

    On June 1, 1993, the Company completed the sale of substantially all of the
       assets of West Texas to an unrelated entity.   The Company received
       approximately $249,000 in cash and recorded a gain on the sale of
       approximately $144,000.   The funds were utilized to reduce certain
       outstanding bank debt.

(3) Other Assets

    Other assets consist of the following:
                                                         1993       1993
            Deposits                                  $  44,662     21,337
            Covenant not-to-compete, net                 12,500      5,325
            Other                                        54,696     48,802
                                                      $ 111,858     75,464



                                                                     (Continued)

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



(4) Long-Term Debt

    At December 31, 1993 and 1992, long-term debt consists of the following:

                         Banks                               1993         1992
    $200,000 line of Credit, principal due April
       1995, interest payable monthly at prime
       (6% at December 31, 1993) plus 1.75%              $   100,000      200,000
    $75,000 line of credit, principal due April
       1995, interest payable monthly at prime
      plus 1%                                                 75,000       75,000
    Promissory demand notes payable in monthly
       installments ranging from approximately
       $240 to $1,296, including interest
       ranging from prime plus 1% to 12.5%,
       with final installments payable through
       August 1995                                           848,403      959,288
    $225,000 line of credit converted to a promis-
       sory note August 1991                                       -      186,630
                                                           1,023,403    1,420,918
    Less current maturities                                   98,166      114,827
                                                         $   925,237    1,306,091

                        Stockholders and Related Party

    Notes payable to various stockholders with no
        specified principal payment terms, interest
        payable monthly at prime plus 2% to 14%              144,000      360,837
    Subordinated convertible debentures to various
        stockholders, interest at 10% payable twice
        annually with principal to be repaid in 1998         680,000        -
    Notes payable to various stockholders, payable
        in monthly installments including interest
        ranging from prime plus 2% to 14%, with final
        installments payable through March 1993                 -          14,072
    Note payable to related party with no specified
       principal payment terms, interest payable
       quarterly at prime plus 1%                              -            8,000
                                                             824,000      382,909
    Less current maturities                                    -           14,072
                                                         $   824,000      368,837

    The subordinated convertible debentures mature over a five-year period, but are callable by the Company at anytime following the date of issuance. If called within three years of issuance, the subordinated convertible debentures shall be redeemed at 102% of face value.

    The Company' s long-term debt is secured by substantially all of the assets of the Company, the related telephone site contracts, and personal guarantees of officers and stockholders of the Company.




                                                                     (Continued)

                  WORLD COMMUNICATIONS, INC, AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



The aggregate maturities of long-term debt payable to banks and stockholders and related party are as follows:

                                                               Stock-
                                                             holders and
                                                                related
                                                   Banks         party
                  Year ending December 31:
                     1994                    $    98,166              -
                     1995                        925,237              -
                     1996                              -              -
                     1997                              -              -
                     1998                              -        680,000
                     Thereafter                        -        144,000
                                             $ 1,023,403        824,000

(5) Leases

    Capital Leases

    The Company leases telephone equipment and telephone equipment held for installation from third parties under capital lease agreements. Terms of the leases include monthly payments ranging from approximately $26 to $4,300 with final installments payable through April 1998, The gross amount of telephone equipment, related costs, related accumulated amortization, and telephone equipment held for installation recorded under the capital leases is as follows:

                                                        1993         1992
         Telephone equipment and related costs      $ 1,900,204    1,526,645
         Less accumulated amortization                  683,683      503,070
                                                    $ 1,216,521    1,023,575

Future minimum lease payments under capital lease agreements at December 31, 1993 are as follows:

                Year ending December 31:
                   1994                                    $   381,793
                   1995                                        265,036
                   1996                                        237,910
                   1997                                        172,922
                   1998                                          7,373
                      Total minimum lease payments           1,065,034
                Less amounts representing interest             198,599
                      Present value of future
                         minimum lease payments                866,435
                Less current maturities of obligations
                   under capital lease                         285,944
                                                           $   580,491

Amortization of assets held under capital leases is included in depreciation and amortization expense - telephone equipment.




                                                                     (Continued)

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



    During 1989, the Company sold 106 telephones to a third party at a gain of approximately $44,000 and leased back the asset under a capital lease agreement with a term of five years. The lease agreement contains an option to purchase the equipment at the end of the lease for $1. The gain was deferred and is being amortized as a reduction of depreciation and amortization expense - telephone equipment on a straight-line basis
       over the lease term.   Depreciation and amortization expense - telephone
       equipment was reduced by approximately $8,721 of amortized revenue in 1993 and 1992.

    Operating Leases
    At December 31, 1993, the Company was committed to an operating lease of its St. Louis office through June 30, 1994 and of its Chicago office through February 28, 1995. The Company has negotiated a lease for an alternate location for its St. Louis office.

    Rent expense under the current St. Louis and Chicago office operating leases totaled $38,721 and $27,780 in 1993 and 1992, respectively.

(6) Income Taxes

    The Company adopted FAS 109 as of January 1, 1993. There was no effect on pretax income from applying FAS 109 for the year ended December 31, 1993. Prior years' consolidated financial statements have not been restated to apply the provisions of FAS 109.

    Income tax expense (benefit) for the year ended December 31, 1993 differed from the amounts computed by applying the blended U.S. Federal and state income tax rate of 36% to income before provision for income taxes as a result of the following:

           Computed "expected" tax expense                        $ 146,781
           Increase in income tax expense (benefit)
              resulting from:
                Other                                                 8,442
                Utilization of net operating loss and
                   contribution carryforward                       (155,223)
                                                                  $       -

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1993 are presented below:

           Deferred tax assets:
              Net operating loss carryforwards                    $ 131,000
              Less valuation allowance                              131,000
                       Net deferred tax assets                    $    -

    At December 31, 1993, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $364,000, which are available to offset future Federal taxable amounts. Net operating loss carryforwards begin to expire in 2005.



                                                                     (Continued)

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



(7) Related Party Transaction

    A law firm in which certain partners are stockholders of the Company provided legal services amounting to approximately $45,500 and $33,500 for the years ended December 31, 1993 and 1992, respectively.

(8) Subsequent Event

    Subsequent to year-end, the Company sold 66 phones in Colorado for $113,400 in cash and recorded a gain on the sale of approximately $15,000.

    In January 1994, the Company issued an additional $40,000 of subordinated convertible debentures to current stockholders.

                                                                      Schedule 1


                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                          Consolidating Balance Sheet

                               December 31, 1993




                                               World        Northern
                                              Communi-       Florida    Phone
                                              cations,      Telephone  Masters,       Elimina-     Consoli-
               Assets                            Inc.      Corporation   Inc.          tions        dated
Current assets:
   Cash                                    $  130,346       53,814      2,734          -          186,894
   Accounts receivable, net                   276,011       64,160     21,136          -          261,307
   Intercompany receivables                   426,548            -          -        (426,548)          -
   Prepaid and other current assets            39,623        3,275      2,605           -          45,503
         Total current assets                 872,528      121,249     26,475        (426,548)    593,704
Property and equipment:
   Telephone equipment                      2,784,255      821,504    160,052                   3,765,811
   Other equipment, furniture and
     fixtures                                 197,412       19,132     28,094           -         244,638
                                            2,981,667      840,636    188,146           -       4,010,449
   Less accumulated depreciation and
     amortization                           1,236,540      324,535     20,990           -       1,582,065
         Net property and equipment         1,745,127      516,101    167,156           -       2,428,384
Telephone equipment held for installation     116,950       39,712      3,314           -         159,976
Investment in subsidiaries                   (293,609)           -          -         293,609           -
Contracts in place, net of accumulated
   amortization                                     -            -     82,333               -      82,333
Other assets                                   87,503        9,414     14,941               -     111,858
                                          $ 2,528,499      686,476    294,219        (132,939)  3,376,255

   Liabilities and Stockholders' Deficit

Current liabilities:
   Current maturities of long-term debt and
     obligations under capital leases:
      Banks                                    27,160       71,006        -            -           98,166
      Stockholders and related party                -            -        -            -                -
      Obligations under capital leases        237,460       48,484        -            -          285,944
        Total current maturities of long-
          term debt and obligations
           under capital leases               264,620      119,490        -            -          384,110
   Accounts payable                           179,733       49,417     21,050          -          250,200
   Intercompany payable                          -         151,079    275,469        (426,548)          -
   Accrued expenses                           238,738       66,480     28,272          -          333,490
        Total current liabilities             683,091      386,466    324,791        (426,548)    967,800
Long-term debt and obligations under capital
   leases, less current maturities:
     Banks                                    381,085      544,152          -             -       925,237
     Stockholders and related party           824,000            -          -             -       824,000
     Obligations under capital leases         561,596       18,895          -             -       580,491
     Total long-term debt and obligations
            under capital leases            1,766,681      563,047          -             -     2,329,728
Deferred revenue                               90,994            -          -             -        90,994
         Total liabilities                  2,540,766      949,513     324,791       (426,548)  3,388,522
Stockholders' deficit:
  Common stock                                  2,699        1,000           -         (1,000)      2,699
  Additional paid-in capital                  476,951            -           -            -       476,951
  Accumulated deficit                        (491,917)    (264,037)    (30,572)       294,609    (491,917)
        Total stockholders' deficit           (12,267)    (263,037)    (30,572)       293,609     (12,267)
                                           $2,528,499      686,476     294,219       (132,939)  33,376,255

See accompanying independent auditors' report.

                                                                      Schedule 2

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Statement of Operations

                          Year ended December 31, 1993

                                              World  West Texas   Northern
                                             Communi-  Communi-   Florida      Phone
                                             cations, cations,    Telephone   Masters,  Elimina-     Consoli-
                                               Inc.     Inc.     Corporation   Inc.      tions         dated
Revenues:
   Long-distance operator services         $3,185,412     -        229,121     11,395       -      3,425,928
   Commissions                                587,898   25,800     361,512     76,724       -      1,051,934
   Phone vending service                    1,445,208   67,861     719,030     92,547       -      2,324,646
   Intercompany management fees               139,000  (10,000)   (108,000)   (21,000)      -              -
   Other                                       82,956    1,284       2,284         94       -         86,618
                                            5,440,474   84,945   1,203,947    159,760       -      6,889,126
   Loss allowance for uncollected
     charges                                   17,895    1,971      11,251      2,659       -         33,776
            Net revenues                    5,422,579   82,974   1,192,696    157,101       -      6,855,350
Cst of revenues:
   Location commissions                       565,366   18,326     183,157     24,203       -        791,052
   License, processing and validation
     fees                                         539     -            544       -          -          1,083
   Telephone line charges                   2,414,552   30,499     462,016     42,149       -      2,949,216
   Depreciation and amortization -
     telephone equipment and contracts        329,215   18,000     188,699     31,394       -        567,308
   Finder commissions                          92,014     -         22,228                  -        114,242
   Repairs and maintenance - telephone
     equipment                                100,653    3,433      29,041      2,270       -        135,397
   Salaries and wages - vending and repair    256,000   12,804      99,456     19,216       -        387,476
   Automobile expense                          76,935    1,231      21,744      3,456       -        103,366
   Other                                       88,077      884       7,471      4,181       -        100,613
                                            3,923,351   85,177   1,014,356    126,869       -      5,149,753
            Gross profit                    1,444,228   (2,203)    178,340     30,232       -      1,705,597
Selling, general and administrative
   expenses:
     Salaries and wages                       342,066     -         34,463      9,426       -        385,955
     Insurance                                114,320    2,261      13,980      6,338       -        136,899
     Professional associations                 58,184      133       7,860      1,590       -         67,767
     Professional fees                         94,290     -            829      5,119       -        100,238
     Outside services                             100     -             40        -         -            140
     Rent expense                              36,493    2,872       8,196     12,443       -         60,004
     Repairs and maintenance                      336     -            262        282       -            880
     Telephone                                 53,458    1,063      18,533      4,053       -         77,107
     Utilities                                  5,270     -          1,695      2,120       -          9,085
     General office                            85,443      542       7,616      4,765       -         98,366
     Travel and entertainment                  30,759     -              8        651       -         31,418
     Other taxes                               13,599      898      14,030        467       -         28,994
     Depreciation and amortization -
       other                                   37,134      150       8,451     12,468       -         58,203
     Other                                     62,571    1,333      21,932      2,682       -         88,518
                                              934,023    9,252     137,895     62,404       -      1,143,574
             Income (loss) from
                operations                    565,205  (11,455)     40,445    (32,172)      -        562,023
Other income (expense):
   Interest expense                          (264,532)    -        (64,249)        -        -       (328,781)
   Gain on disposition of subsidiary             -     144,032       -             -        -        144,032
   Gain on sale of property and equipment      10,791     -          -             -        -         10,791
   Equity in subsidiaries                      78,693     -          -             -     (78,693)          -
   Other, net                                  17,569     -            492      1,600       -         19,661
                                             (157,479) 144,032     (63,757)     1,600       -       (154,297)
             Net income (loss)             $  407,726  132,577     (23,312)   (30,572)   (78,693)    407,726


See accompanying independent auditors' report.

                                                                      Schedule 3

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                          Consolidating Balance Sheet

                               December 31, 1992



                                             World    West Texas  Northern
                                            Communi-  Communi-     Florida
                                            cations,   cations,   Telephone   Elimina-      Consoli-
                Assets                         Inc.       Inc.    Corporation   tions         dated
Current assets:
   Cash                                $   177,394      1,638      31,132         -        210,164
   Accounts receivable, net                286,898      3,578      96,574         -        387,050
   Intercompany receivables                262,141        -          -      (262,141)         -
   Prepaids and other current assets        43,341      5,429      11,406         -         60,176
         Total current assets              769,774     10,645     139,112   (262,141)      657,390
Property and equipment:
   Telephone equipment                   2,006,314    238,632     771,024         -      3,015,970
   Other equipment, furniture, and
     fixtures                              145,080      2,066      17,005         -        164,151
                                         2,151,394    240,698     788,029         -      3,180,121
   Less accumulated depreciation and
     amortization                          881,844    135,946     243,461         -      1,261,251
        Net property and equipment       1,269,550    104,752     544,568         -      1,918,870
Telephone equipment held for installation  116,762     17,123      39,712         -        173,597
Investment in subsidiaries                (254,304)        -          -      254,304         -
Contracts in place, net of accumulated
   amortization                                -           -      109,565         -        109,565
Other assets                                58,011      5,212      12,241         -         75,464
                                       $ 1,959,793    137,732     845,198     (7,837)    2,934,886

   Liabilities and Stockholders' Deficit

Current liabilities:
   Current maturities of long-term debt
     and obligations under capital leases:
      Banks                                 43,173        -        71,654         -        114,827
      Stockholders and related party        14,072        -        -              -         14,072
      Obligations under capital leases     253,009        -        44,295         -        297,304
        Total current maturities
           of long-term debt and
           obligations under
           capital leases                  310,254        -       115,949         -        426,203
   Accounts payable                        293,036      8,723      86,007         -        387,766
   Intercompany payables                    (5,690)   132,695     135,136   (262,141)      -
   Accrued expenses                        287,808     10,893      57,486         -        356,187
        Total current liabilities          885,408    152,311     394,578   (262,141)    1,170,156
long-term debt and obligations under
   capital leases, less current
   maturities:
     Banks                                 685,664        -       620,427        -       1,306,091
     Stockholders and related party        368,837        -         -            -         368,837
     Obligations under capital leases      438,396        -        69,918        -         508,314
         Total long-term debt and
            obligations under
            capital leases               1,492,897        -       690,345        -       2,183,242
Deferred revenue                            11,481        -         -            -          11,481
        Total liabilities                2,389,786   152,311    1,084,923   (262,141)    3,364,879
Stockholders' deficit:
   Common stock                              2,689     1,000        1,000     (2,000)        2,689
   Additional paid-in capital              466,961      -           -             -        466,961
   Accumulated deficit                    (899,643)  (15,579)    (240,725)   256,304      (899,643)
         Total stockholders' deficit      (429,993)  (14,579)    (239,725)   254,304      (429,993)
                                       $ 1,959,793   137,732      845,198     (7,837)    2,934,886

See accompanying independent auditors' report.

                                                                      Schedule 4

                  WORLD COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidating Statement of Operations

                          Year ended December 31, 1992


                                             World    West Texas  Northern
                                            Communi-  Communi-     Florida
                                            cations,   cations,   Telephone   Elimina-      Consoli-
                                               Inc.     Inc.      Corporation   tions         dated
Revenues:
   Long-distance operator service     $  2,074,776     1,323     450,878            -      2,526,977
   Commissions                             558,390    53,119     310,926            -        922,435
   Phone vending service                 1,177,950   142,342     682,707            -      2,002,999
   Intercompany management fees            127,285   (24,000)   (103,285)           -
   Other                                    52,178       -          (237)           -         51,941
                                         3,990,579   172,784   1,340,989            -      5,504,352
   Less allowance for uncollected
     charges                               230,932     3,365      70,870            -        305,167
             Net revenues                3,759,647   169,419   1,270,119            -      5,199,185
Cost of revenues:
   Location commissions                    703,871    32,872     249,792            -        986,535
   License, processing and validation
     fees                                  319,443       519      70,901            -        390,863
   Telephone line charges                1,086,530    67,135     454,889            -      1,608,554
   Depreciation and amortization -
     telephone equipment and contracts     293,368    37,996     233,945            -        565,309
   Finder commissions                       80,502     2,030      13,115            -         95,647
   Repairs and maintenance - telephone
     equipment                              67,669     8,673      20,376            -         96,718
   Salaries and wages - vending and repair 222,712    23,177      62,013            -        307,902
   Automobile expenses                      53,528     2,023      25,324            -         80,875
   Other                                    33,592     1,453       8,725            -         43,770
                                         2,861,215   175,878   1,139,080            -      4,176,173
             Gross profit                  898,432    (6,459)    131,039            -      1,023,012
Selling, general and administrative
   expenses:
     Salaries and wages                    268,064      -         19,743            -        287,807
     Insurance                              95,485     3,136      18,828            -        117,449
     Professional associations              45,643       118      14,235            -         59,996
     Professional fees                      26,878       127         672            -         27,677
     Outside services                        2,280      -            704            -          2,984
     Rent expense                           37,407     5,100       4,098            -         46,605
     Repairs and maintenance                 3,512      -          -                -          3,512
     Telephone                              49,646       977      11,846            -         62,469
     Utilities                               4,710      -            741            -          5,451
     General office                         40,036     1,500       7,390            -         48,926
     Travel and entertainment               15,226       640       2,195            -         18,061
     Other taxes                            16,154       328      40,247            -         56,729
     Depreciation and amortization -
       other                                27,365       295      18,071            -         45,731
     Other                                  33,946     1,537      14,430            -         49,913
                                           666,352    13,758     153,200            -        833,310
             Income (loss) from
                operations                 232,080   (20,217)    (22,161)           -        189,702
Other income (expense):
   Interest expense                       (192,020)       (4)    (66,071)           -       (258,095)
   Gain on sale of property and equipment   13,393      -          -                -         13,393
   Equity in subsidiaries                (107,371)      -          -           107,371           -
   Other, net                               1,499      1,082       -                -          2,581
                                         (284,499)     1,078     (66,071)      107,371      (242,121)
             Net income (loss)        $   (52,419)   (19,139)    (88,232)      107,371       (52,419)

See accompanying independent auditors' report.